Exhibit 10.22

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED.
CONFIDENTIAL INFORMATION HAS BEEN DESIGNATED BY ***

TIERONE BANK

MANAGEMENT INCENTIVE COMPENSATION PLAN

1.	NAME

The name of the plan shall be the “TierOne Bank Management Incentive Compensation Plan”.

2.	EFFECTIVE DATE

The effective date of the Plan shall be January 1, 2006.

3.	PURPOSE

The purpose of the Plan is to build into the compensation plan for officers and key employees a direct financial incentive for striving continually for more effective operation of TierOne Bank and to further the Company’s earning power.

4.	DEFINITIONS:

a.	“Plan” or “Management Incentive Plan” means the Annual Management Incentive Compensation Plan herein described, as the same may be amended from time to time.

b.	“Company” means TierOne Bank.

c.	“Incentive Award” or “Award” means any amount paid to a Participant under the Plan.

d.	“Year”, unless otherwise specified, means the calendar year.

e.	“Incentive Committee” or “Committee” means the Committee appointed by the Compensation Committee of the Board of Directors to administer the Plan.

f.	“Base Salary” means the individual participant’s base compensation without regard to any bonus or any other form of compensation provided by the Bank, as of January 1, 2006.

g.	The “Compensation Committee” shall mean the Committee appointed annually by the Board of Directors to administer compensation matters or it shall mean the Board of Directors if no Compensation Committee has been appointed.

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5.	PERFORMANCE MEASURES

“Performance Measures” shall be defined and calculated as follows:

Profitability Criteria

1.	Realize diluted earnings per share at the Holding Company level for 2006 (with options expensed) of:

$***	Minimum
$***	Target
$***	Maximum

No awards (except the discretionary element of the plan) will be payable under the plan if the minimum realized diluted earnings (with options expensed)per share goal is not met. In addition, TierOne Bank must be classified as an “adequately capitalized” institution as defined by the Assessment Risk Classification letter from the FDIC. The realized diluted earnings per share goal is calculated on a calendar year basis at the Holding Company level. Percentage accomplishment for the realized diluted earnings per share goal will be interpolated between the minimum and maximum range but no interpolation will be applied to the other three goals All goals are exclusive of gains associated with or expenses incurred in special counsels’, experts’ and accountants’ professional statements for the goodwill litigation and related tax case. Due to the time lag in reporting peer group performance, bank goals which compare to peer performance are judged on the quarters ending 12/31/05, 3/31/06, 6/30/06 and 9/30/06. All peer group goals are at the bank level, not the Holding Company level. If a member of the peer group stops filing a TFR or Call Report, that member will be removed from the group for the entire year’s performance.

2.	Realize a Return on Average Assets (ROAA) at the bank level compared to the Peer Group as follows:

***% of Peer Group Average	Minimum
***% of Peer Group Average	Target
***5% of Peer Group Average	Maximum

3.	Interest Margin Criteria:

Realize a Net Interest Margin Ratio to Average Asset Ratio at the bank level compared to the Peer Group as follows:

***% of Peer Group Average	Minimum
***% of Peer Group Average	Target
***% of Peer Group Average	Maximum

*** indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2.

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4.	Efficiency Measure:

Realize an efficiency ratio at the Bank level compared to the Peer Group as follows:

***% of Peer Group Average	Minimum
***% of Peer Group Average	Target
***% of Peer Group Average	Maximum

The Peer Group may need to be modified or adjusted from time to time because of mergers or changes in operating strategies, etc.

The Peer Group as of January 1, 2006 is:

Anchor Bancorp Wisconsin, Inc., Madison, WI
Fidelity Bankshares, Inc., West Palm Beach, FL
Bank Mutual Corp, Milwaukee, WI
Bank Atlantic, Ft. Lauderdale, FL
Sterling Savings Bank., Spokane, WA
First American Bank, Birmingham, AL
Amcore Bank, Rockford, IL
Capitol Federal, Topeka, KS
Integra Bank, Evansville, IN
Sun National Bank, Vineland, NJ
MB Financial Bank, Chicago, IL

The Compensation Committee of the Board of Directors will review extraordinary gains and losses for inclusion or exclusion from various components of the Plan. Any inclusions or exclusions will be applied uniformly to the peer group as well as TierOne Bank. This will include such items as one-time SAIF premium assessments, or change in accounting principles that affect the plan components.

Discretionary Incentive:

Regardless of performance of the Company to the above goals, The Compensation Committee of the Board of Directors may authorize a discretionary incentive distribution (“Incentive Award”). The discretionary incentive award may be utilized to take an individual’s payment to the target level of achievement in the plan. A maximum level of achievement may be achieved only by performance and not by discretionary award.

*** indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2.

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6.	ADMINISTRATION

The Plan shall be administered by the Incentive Committee, which shall report to the Compensation Committee of the Board of Directors. The Incentive Committee shall consist of a minimum of three Company officers appointed by the Board of Directors. The Incentive Committee shall have full and final authority in its discretion, but subject to the direction of the Compensation Committee of the Board of Directors and the express provisions of the Plan, to prescribe, amend and rescind Plan rules, regulations, and procedures; to determine eligibility for participation in this Plan; to recommend performance objectives to the Compensation Committee of the Board of Directors on an annual basis; to determine individual Incentive Awards and to make all other determinations necessary for the proper administration of the Plan. Such administrative action shall be conclusive and binding on all parties, subject to the recommendation and approval of the Compensation Committee of the Board of Directors’ and the subsequent ratification by the Board of Directors of the Compensation Committee’s action.

The Compensation Committee of the Board of Directors will establish incentive compensation for members of the Incentive Committee and the Board will review and approve the recommendations of the Committee for all other Plan members.

7.	ELIGIBILITY

Eligibility in this Plan will be limited to those employees of the Company who are in the opinion of the Incentive Committee (or in the opinion of the Compensation Committee of the Board of Directors in the case of Incentive Committee members) are deemed to have significant opportunity to improve the profits and growth of the Company. Officers and key employees who participate in any other annual incentive compensation plan are not eligible to participate in the Management Incentive Plan. This includes departmentally sponsored commission and/or special bonus arrangements.

8.	PARTICIPANTS

Before the beginning of each Plan year, the Incentive Committee shall review the recommendations of each Senior Officer of officers or key employees they propose to participate in the Plan for the coming year. The Committee shall consider recommendations during the Plan year for employees promoted or newly hired into eligible positions on an individual basis. Employees selected as Participants shall be notified of their selection (“Annual Notification Letter”) as soon as possible after the Committee has made its decision. Selection as a Participant in no way guarantees that an Incentive Award will be paid. The Senior Officer will be required to submit recommendations on Participants annually.

9.	INCENTIVE AWARDS

General Description. Incentive awards are based on the extent to which predetermined financial and individual goals are attained as well as by a discretionary bonus. Financial goals are based on actual performance of the Company; individual goals include key qualitative and/or quantitative objectives established for specific positions; and discretionary bonus payments are determined by the Compensation Committee of the Board of Directors for the CEO and Incentive Plan Committee members and by the CEO, with Committee approval, for other Participants. The relative weight placed on each component (organizational performance, individual performance or discretionary), and the potential size of the Award may vary by position as determined by the Committee.

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Individual Incentive Award Opportunities. Each Participant shall have the opportunity to earn a specified percentage of base salary as an Incentive Award. The range of the incentive opportunity depends on the impact level to which the Participant’s position has been assigned. The range has three guideposts of Minimum, Target and Maximum which are defined below.

Individual Performance Objectives: Participants who have an allocation toward individual goals will develop performance objectives for the coming Plan year in conjunction with their managers. These objectives will be submitted to the Committee for review and approval prior to the beginning of the Plan year. The Committee will prescribe the format and procedures by which the objectives will be developed. Individual performance below the “Meets Expectations” performance level developed for any position will result in the loss of the right to earn incentive amounts based on Company performance.

In the event of a merger or acquisition (whether or not completed), individual goals of certain personnel may be amended with the approval of the Committee.

Minimum: The lowest level of organizational performance needed for payment of an incentive award based on Company or individual performance. No payment will be made for performance below this level; however; a discretionary payment may still be received. The Company must achieve the Minimum level of performance of the Diluted Earnings Per Share Goal before any payment, other than the discretionary bonus, may be paid.

Target: The level of Incentive Award payable for achieving the selected performance measurement.

Maximum: The maximum level of Incentive Award that will be paid for performance.

Performance Measures and Standards. Performance measures and standards support the business objectives and the strategic direction of the Company and will be recommended annually by the Incentive Committee to the Compensation Committee of the Board of Directors. The Compensation Committee of the Board of Directors will review and approve the organizational financial measures.

Organizational Financial Measures: Organizational financial measures may be measured in terms of growth, volume or any other criteria selected by the Committee. The Annual Notification Letter will specify the performance measure(s) and the standards (the performance requirement associated with minimum, target and maximum incentive opportunities) in effect for the coming year and the weight assigned to each goal.

10.	PAYMENTS

a.	Form and Timing. Payments will be made in cash no later than 90 days after the end of the Plan year to those Participants who are employed by the Company on the last day of the Plan year. Because Peer Group information for all quarters is not readily available at year-end, information from the TFRs or Call Reports for the four quarters ending September 30 will be used.

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b.	New Participants. If an employee becomes a Participant during the year, Awards will be prorated to reflect the actual length of the Participant’s service.

c.	Termination Due to Death, Total Disability, or Retirement. Awards will be prorated to reflect the actual length of the Participant’s service. In the event of a Participant’s death, payment will be made to the Participant’s estate or designated beneficiary at the time payment is made to all other participants.

d.	Termination For Reasons Other than Death, Total Disability, or Retirement. The Participant shall be ineligible for Awards based on this Plan.

11.	AMENDMENT OR TERMINATION OF PLAN

Subject to the Compensation Committee of the Board of Directors approval, the Committee may terminate, amend or modify the Plan at any time, provided that no such termination, amendment or modification of the Plan shall adversely affect the rights of any Participant to awards earned, but unpaid, under the Plan. If federal regulations are enacted during the Plan Year, which negates the validity of the performance measures established in the Plan, the Plan will be amended to reflect regulatory requirements.

12.	GENERAL PROVISIONS

a.	No Right of Continued Employment. Nothing contained in the Plan shall give any Participant the right to be retained in the employment of the Company or affect the right of the Company to dismiss any Participant. The receipt of an Incentive Payment for any one year shall not guarantee a Participant the right to receive an Incentive Payment for any subsequent year.

b.	No Right of Assignment. No right or interest of any Participant in the Plan shall be assignable or transferable, of subject to any lien, directly, by operation of law, or otherwise, including levy, garnishment, attachment, pledge or bankruptcy.

c.	Withholding for Taxes. The Company shall have the right to deduct from all amounts paid under this Plan, any taxes required by law to be withheld with respect to such payments.

d.	Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provision of the Plan shall be determined in accordance with the laws of the State of Nebraska.